Exhibit 99.1

BANKNORTH GROUP, INC.
REVOCABLE PROXY
Special Meeting of Shareholders
                               , 2004

This Proxy is solicited on behalf of the Board of Directors.

     The undersigned, as a holder of common stock of Banknorth Group, Inc., hereby appoints each of O. William Robertson and Roger Percival as Proxies, each with the full power of substitution, to represent and to vote as designated on the reverse of this card all of the shares of common stock of Banknorth Group, Inc. which the undersigned is entitled to vote at the special meeting of shareholders to be held at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine 04106, on                     day,                                , 2004, at            :               .m., local time, or any adjournment thereof.

     This Proxy may be revoked at any time before it is exercised.

     Shares of common stock of Banknorth Group, Inc. will be voted as specified. Unless otherwise specified, this Proxy will be voted “FOR” the proposal to approve an Amended and Restated Agreement and Plan of Merger, dated as of August 25, 2004, among The Toronto-Dominion Bank, Berlin Merger Co., a wholly-owned subsidiary of The Toronto-Dominion Bank, Banknorth Group, Inc. and Banknorth Delaware Inc., a wholly-owned subsidiary of Banknorth, “FOR” the other proposals which must be approved in order to permit completion of the proposed transaction between Banknorth Group, Inc. and The Toronto-Dominion Bank (Proposals 2A-C) and “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies on the foregoing proposals. If any other matter is properly presented at the special meeting of shareholders, this Proxy will be voted in accordance with the judgment of the persons appointed as Proxies.

     IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.

SPECIAL MEETING OF SHAREHOLDERS OF

BANKNORTH GROUP, INC.

                               , 2004

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER

-or-

TELEPHONE — Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	ACCOUNT NUMBER

-or-

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

ê Please detach along perforated line and mail in the envelope provided If you are not voting via telephone or the Internet. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOTE: You may vote on all proposals which must be approved in order to permit completion of the proposed transaction between Banknorth Group, Inc. and The Toronto-Dominion Bank (Proposals 1 and 2A-C) by voting as set forth below. A vote below will supersede any inconsistent vote on any of these individual proposals.

FOR	AGAINST	ABSTAIN
☐	☐	☐

1. Proposal to approve an Amended and Restated Agreement and Plan of Merger, dated as of August 25, 2004, among The Toronto-Dominion Bank, Berlin Merger Co., a wholly-owned subsidiary of The Toronto-Dominion Bank, Banknorth Group, Inc. and Banknorth Delaware Inc., a wholly-owned subsidiary of Banknorth, and the transactions contemplated thereby.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2. Proposals to approve the governance and other provisions of the post-transaction certificate of incorporation of Banknorth Delaware Inc. (which will be the successor to Banknorth Group, Inc. following the completion of the transaction), consisting of the following:

A.	Proposal to approve provisions of the post-transaction certificate of incorporation of Banknorth Delaware which modify the governance rights of shareholders of Banknorth Group, Inc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The approval of this proposal is a condition to completion of the proposed transaction with The Toronto-Dominion Bank. If you wish to approve this transaction (Proposal 1), you also must approve this proposal.

B.	Proposal to approve provisions of the post-transaction certificate of incorporation of Banknorth Delaware which modify anti-takeover protections and related rights of shareholders of Banknorth Group, Inc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The approval of this proposal is a condition to completion of the proposed transaction with The Toronto-Dominion Bank. If you wish to approve this transaction (Proposal 1), you also must approve this proposal.

C.	Proposal to approve the provisions of the post-transaction certificate of incorporation of Banknorth Delaware which modify certain other rights of shareholders of Banknorth Group, Inc., reflecting the structure of the transaction and the terms of the stockholders agreement entered into in connection with the transaction.

FOR	AGAINST	ABSTAIN
☐	☐	☐

The approval of this proposal is a condition to completion of the proposed transaction with The Toronto-Dominion Bank. If you wish to approve this transaction (Proposal 1), you also must approve this proposal.

3. To adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve any of the foregoing proposals.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4. In their discretion, upon any other matter that may properly come before the special meeting of shareholders or any adjournment thereof.

The Board of Directors of Banknorth Group, Inc. recommends a vote “FOR” approval of the merger agreement, “FOR” approval of the other proposals which must be approved in order to permit completion of the proposed transaction between Banknorth Group, Inc. and The Toronto-Dominion Bank (Proposals 2A-C) and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies with respect to the foregoing proposals. Such votes are hereby solicited by the Board of Directors.

The approval of each of Proposals 2A-C is a condition to completion of the proposed transaction between Banknorth Group, Inc. and The Toronto-Dominion Bank, and thus a vote against any such proposal effectively will be a vote against the merger agreement.

Note: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of		Signature of
Stockholder [ ]	Date [ ]	Stockholder [ ]	Date [ ]

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, either holder may sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the singer is a corporation, please sign full corporate name by duly authorized officer, giving full titles as such. If signer is a partnership, please sign in partnership name by authorized person.